Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and the underlying supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated April 17, 2023 (to the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Contingent Income Auto-Callable Securities due April 22, 2026 Based on the Performance of the SPDR® S&P® Bank ETF

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Hypothetical Payment at Maturity*

Issuer:	Barclays Bank PLC
Underlier:	SPDR® S&P® Bank ETF (Bloomberg ticker symbol “KBE UP<Equity>”)
Pricing date:	April 17, 2023. The initial underlier value is the closing price of the underlier on April 14, 2023 and is not the closing price of the underlier on the pricing date.
Original issue date:	April 20, 2023
Maturity date:	April 22, 2026
Automatic early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due
Contingent quarterly payment:

•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $25.00 (at least 2.50% of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

•  If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 50%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Downside threshold level:	$18.245, which is equal to 50% of the initial underlier value (rounded to three decimal places)
Initial underlier value:	$36.49, which is the closing price of the underlier on April 14, 2023. The initial underlier value is not the closing price of the underlier on the pricing date.
Final underlier value:	The closing price of the underlier on the final determination date
Underlier performance factor:	final underlier value/initial underlier value
Determination dates:	Quarterly, as specified in the accompanying pricing supplement
Contingent payment dates:	Quarterly, as specified in the accompanying pricing supplement
CUSIP/ISIN:	06745M4Z8 / US06745M4Z88
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010323 005792/dp192297_424b2-4926ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Change in the Underlier	Payment at Maturity	Total Return on Securities
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-50.01%	$499.90	-50.01%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
*The table above assumes the securities are not automatically redeemed prior to maturity and excludes any contingent quarterly payment otherwise due.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $940.70 and $970.70 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal.
•	You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier on the applicable determination date is less than the downside threshold level.
•	You will not participate in any appreciation in the value of the underlier.
•	The securities are subject to early redemption risk.
•	Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified.
•	Contingent repayment of principal applies only at maturity.
•	The securities are subject to volatility risk.
•	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index.
•	Significant aspects of the tax treatment of the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Certain features of exchange-traded funds will impact the value of the securities.
•	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated.
•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.
•	The securities held by the underlier are concentrated in the banking sector.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.
•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.
•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.
•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.